REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of Casabi, Inc.

We have audited the accompanying balance sheets of Casabi, Inc. (the Company) as of December 31, 2008 and 2009, and the related statements of operations, convertible redeemable preferred stock and stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Casabi, Inc. as of December 31, 2008 and 2009, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the Company sold substantially all of its assets to BroadSoft, Inc. on October 27, 2010.

/s/  Burr Pilger Mayer, Inc.

Palo Alto, California
December 11, 2010

Casabi, Inc.

Balance Sheets

	December 31,	December 31,	September 30,
	2008	2009	2010
			(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$1,842,370	$1,764,101	$760
Accounts receivable	422,258	168,334	167,040
Prepaid and other current assets	136,258	105,538	11,372

Total current assets	2,400,886	2,037,973	179,172
Property and equipment, net	620,731	319,014	151,146
Other assets	—	20,000	20,000

Total assets	$3,021,617	$2,376,987	$350,318

Liabilities, convertible redeemable preferred stock and stockholders’ deficit
Current liabilities:
Bank overdraft liability	$—	$—	$20,167
Accounts payable	59,279	13,677	270,424
Accrued compensation and benefits	262,589	229,574	140,779
Other accrued liabilities	148,320	98,629	36,996
Deferred revenue — current portion	1,694,620	1,417,500	382,500
Promissory notes from related parties	—	—	500,000
Notes payable — current portion	2,180,000	1,941,202	1,709,926

Total current liabilities	4,344,808	3,700,582	3,060,792
Deferred revenue — net of current portion	320,000	—	—
Warrants liability	100,021	1,421,316	1,427,503
Notes payable — net of current portion	1,070,244	—	—

Total liabilities	5,835,073	5,121,898	4,488,295

Commitments and contingencies (Note 8)
Series B convertible redeemable preferred stock, $0.001 par value; 11,000,000, 11,025,648, and 11,025,648 shares authorized at December 31, 2008 and 2009 and September 30, 2010 (unaudited), respectively, 10,894,909, 8,908,858, and 8,908,858 shares issued and outstanding at December 31, 2008 and 2009 and September 30, 2010 (unaudited), respectively, aggregate liquidation preference of $8,177,084 at December 31, 2009	11,507,745	10,172,579	10,794,577

Series C convertible redeemable preferred stock, $0.001 par value; 18,000,000, 18,000,000 and no shares authorized at December 31, 2008 and 2009 and September 30, 2010 (unaudited), respectively, no shares, 11,705,032, and 11,705,032 issued and outstanding at December 31, 2008 and 2009 and September 30, 2010 (unaudited), respectively, aggregate liquidation preference of $8,989,465 at December 31, 2009	—	5,012,755	5,635,117

Stockholders’ deficit:
Series A convertible preferred stock, $0.001 par value; 7,816,234 shares authorized, 7,731,886, 6,267,937, and 6,267,937 shares issued and outstanding at December 31, 2008 and 2009 and September 30, 2010 (unaudited), respectively, aggregate liquidation preference of $4,458,624 at December 31, 2009	7,732	6,268	6,268
Common stock, $0.001 par value; 39,000,000, 50,000,000, and 50,000,000 shares authorized at December 31, 2008 and 2009 and September 30, 2010 (unaudited), respectively, 4,017,565 shares issued and outstanding at December 31, 2008 and 2009 and September 30, 2010 (unaudited)	4,017	4,017	4,017
Additional paid-in capital	4,050,853	4,903,519	3,689,285
Accumulated deficit	(18,383,803)	(22,844,049)	(24,267,241)

Total stockholders’ deficit	(14,321,201)	(17,930,245)	(20,567,671)

Total liabilities, convertible redeemable preferred stock and stockholders’ deficit	$3,021,617	$2,376,987	$350,318

The accompanying notes are an integral part of these financial statements.

Casabi, Inc.

Statements of Operations

	Year Ended		Nine Months Ended
	December 31,		September 30,
	2008	2009	2009	2010
			(Unaudited)

Net revenue	$398,698	$2,037,099	$1,602,571	$2,036,250

Costs and expenses:
Cost of net revenue	3,772,640	3,118,532	2,395,288	1,999,985
Research and development	1,178,950	1,863,593	1,424,818	588,751
Sales and marketing	1,127,718	410,104	321,036	148,566
General and administrative	1,105,730	1,032,072	790,512	627,139

Total costs and expenses	7,185,038	6,424,301	4,931,654	3,364,441

Loss from operations	(6,786,340)	(4,387,202)	(3,329,083)	(1,328,191)

Other income (expense):
Interest income	86,205	23,645	20,247	1,326
Interest expense	(299,743)	(184,421)	(146,463)	(119,367)
Other income (expense), net	1,324	87,732	71,865	23,040

Total other income (expense)	(212,214)	(73,044)	(54,351)	(95,001)

Net loss	$(6,998,554)	$(4,460,246)	$(3,383,434)	$(1,423,192)

The accompanying notes are an integral part of these financial statements.

Casabi, Inc.

Statements of Convertible Redeemable Preferred Stock and of Stockholders’ Deficit

	Series B		Series C
	Convertible		Convertible
	Redeemable		Redeemable		Series A Convertible				Additional		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balances at January 1, 2008	10,894,909	$10,636,303	—	—	7,731,886	$7,732	3,987,107	$3,987	$4,857,635	$(11,385,249)	$(6,515,895)

Common stock issued upon exercise of stock options	—	—	—	—	—	—	30,458	30	2,292	—	2,322

Stock-based compensation expense	—	—	—	—	—	—	—	—	62,368	—	62,368

Accretion of Series B convertible redeemable preferred stock to redemption value	—	871,442	—	—	—	—	—	—	(871,442)	—	(871,442)

Net loss	—	—	—	—	—	—	—	—	—	(6,998,554)	(6,998,554)

Balances at December 31, 2008	10,894,909	11,507,745	—	—	7,731,886	7,732	4,017,565	4,017	4,050,853	(18,383,803)	(14,321,201)

Proceeds from issuance of Series C convertible redeemable preferred stock at $0.51260 per share in March 2009, net of issuance costs of $111,532	—	—	11,705,032	5,888,467	—	—	—	—	—	—	—

Contribution of Series A convertible preferred stock and Series B convertible redeemable preferred stock	(1,986,051)	(1,822,917)	—	—	(1,463,949)	(1,464)	—	—	1,824,381	—	1,822,917

Obligation to issue warrants for Series C convertible redeemable preferred stock in September 2009 as additional financing cost	—	—	—	(1,417,115)	—	—	—	—	—	—	—

Accretion of Series B convertible redeemable preferred stock to redemption value	—	487,751	—	—	—	—	—	—	(487,751)	—	(487,751)

Accretion of Series C convertible redeemable preferred stock to redemption value	—	—	—	541,403	—	—	—	—	(541,403)	—	(541,403)

Stock-based compensation expense	—	—	—	—	—	—	—	—	57,439	—	57,439

Net loss	—	—	—	—	—	—	—	—	—	(4,460,246)	(4,460,246)

Balances at December 31, 2009	8,908,858	10,172,579	11,705,032	5,012,755	6,267,937	6,268	4,017,565	4,017	4,903,519	(22,844,049)	(17,930,245)

Accretion of Series B convertible redeemable preferred stock to redemption value (unaudited)	—	621,998	—	—	—	—	—	—	(621,998)	—	(621,998)

Accretion of Series C convertible redeemable preferred stock to redemption value (unaudited)	—	—	—	622,362	—	—	—	—	(622,362)	—	(622,362)

Stock-based compensation expense (unaudited)	—	—	—	—	—	—	—	—	30,126	—	30,126

Net loss (unaudited)	—	—	—	—	—	—	—	—	—	(1,423,192)	(1,423,192)

Balances at September 30, 2010 (unaudited)	8,908,858	$10,794,577	11,705,032	$5,635,117	6,267,937	$6,268	4,017,565	$4,017	$3,689,285	$(24,267,241)	$(20,567,671)

The accompanying notes are an integral part of these financial statements.

Casabi, Inc.

Statements of Cash Flows

	Year Ended		Nine Months Ended
	December 31,		September 30,
	2008	2009	2009	2010
			(Unaudited)

Operating activities:
Net loss	$(6,998,554)	$(4,460,246)	$(3,383,434)	$(1,423,192)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	371,934	377,490	314,232	174,135
Stock-based compensation	62,368	57,439	43,087	30,126
Loss on disposal of property and equipment	2,466	—	—	—
Amortization of debt issuance cost to interest expense	33,180	33,180	24,885	37,277
Adjustment of fair value of warrant liability	495	(95,820)	(71,865)	(24,069)
Changes in operating assets and liabilities, net:
Accounts receivable	327,742	253,924	317,476	1,294
Prepaid and other assets	(64,298)	10,720	35,520	94,166
Accounts payable	33,194	(45,602)	(40,947)	256,747
Accrued compensation and other accrued liabilities	80,445	(82,706)	(58,373)	(150,428)
Deferred revenue	1,244,620	(597,120)	(166,191)	(1,035,000)

Net cash used in operating activities	(4,906,408)	(4,548,741)	(2,985,610)	(2,038,944)

Investing activities:
Purchase of property and equipment	(118,118)	(75,773)	(70,974)	(6,267)

Net cash used in investing activities	(118,118)	(75,773)	(70,974)	(6,267)

Financing activities:
Proceeds from exercise of stock options	2,322	—	—	—
Proceeds from issuance of convertible redeemable preferred stock and warrants, net of issuance costs	—	5,888,467	5,888,467	—
Proceeds from issuance of promissory notes to stockholders	—	—	—	500,000
Proceeds from issuance of notes payable	—	—	—	88,000
Increase in bank overdraft	—	—	—	20,167
Principal payments on notes payable	(1,150,000)	(1,342,222)	(852,778)	(326,297)

Net cash provided by (used in) financing activities	(1,147,678)	4,546,245	5,035,689	281,870

Net increase (decrease) in cash and cash equivalents	(6,172,204)	(78,269)	1,979,105	(1,763,341)
Cash and cash equivalents at beginning of period	8,014,574	1,842,370	1,842,370	1,764,101

Cash and cash equivalents at end of period	$1,842,370	$1,764,101	$3,821,475	$760

Supplemental disclosure of cash flow information:
Cash paid for interest	$299,743	$184,421	$20,247	$82,090

Cash paid for income taxes	$1,320	$1,320	$1,320	$800

Noncash investing and financing activities:
Obligation to issue warrants in conjunction with Series C convertible redeemable preferred stock financing	$—	$1,417,115	$1,417,115	$—

Fair value of warrant issued in connection with notes payable	$—	$—	$—	$30,256

The accompanying notes are an integral part of these financial statements.

Casabi, Inc.

Notes to Financial Statements

For the Years Ended December 31, 2008 and 2009
and for the Nine Months Ended September 30, 2009 and 2010 (Unaudited)

1.	Business and Summary of Significant Accounting Policies

Casabi, Inc. (the “Company”) was incorporated in Delaware in June 2004. The Company is in the business of providing software for phone carriers to deliver any web-based content or service to cordless phones and other smart devices at home.

As of December 31, 2007, the Company was reporting as a development stage entity. During the year ended December 31, 2008, the Company established revenues from its principal operations, and as such, has ceased to report as a development stage entity.

On October 27, 2010, the Company sold substantially all of its assets to BroadSoft, Inc. (“BroadSoft”) in exchange for cash and forgiveness of debt. See Note 10.

The accompanying unaudited statements as of September 30, 2010 and for the nine months ended September 30, 2009 and 2010 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, the information included in these notes to the financial statements related to unaudited financial information does not include all of the information and footnotes required by generally accepted accounting principles. In the opinion of the Company’s management, the interim information includes all adjustments, consisting only of normal recurring adjustments and accruals, necessary for a fair presentation of the results for the interim period.

Use of Estimates — The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from these estimates.

Concentrations of Credit Risk — The Company’s cash, cash equivalents, accounts receivable and revenue are potentially subject to concentration of credit risk. Cash and cash equivalents are deposited with financial institutions that management believes are creditworthy. The Company’s accounts receivable are derived from revenue earned from customers located primarily in the United States. The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral from its customers. The Company had two customers accounting for 91% of gross accounts receivable as of December 31, 2009 and three customers accounting for 88% of gross accounts receivable as of December 31, 2008. The Company had two customers account for 92% of revenue for the year ended December 31, 2009 and three customers account for 100% of its revenue for the year ended December 31, 2008. The Company does not expect to incur material losses with respect to financial instruments that potentially subject the Company to concentration of credit risk.

Cash and Cash Equivalents — The Company considers all highly liquid investments with original or remaining maturities, at the date of purchase, of three months or less to be cash equivalents. Cash and cash equivalents are maintained with a major financial institution. Deposits held with banks may exceed the amount of insurance provided on such deposits. The Company has not experienced any losses on its deposits of cash and cash equivalents.

Fair Value of Financial Instruments — The carrying amount of certain financial instruments, including cash and cash equivalents, accounts receivable, prepaid expenses, accounts payable, accrued expenses, and notes payable approximate their respective fair value due to their relatively short maturities and market interest rates, if applicable.

Casabi, Inc.

Notes to Financial Statements — (Continued)

On January 1, 2008, the Company adopted new accounting guidance, which defines fair value, establishes a framework for using fair value to measure assets and liabilities, and expands disclosures about fair value measurements under generally accepted accounting principles (GAAP) and clarified the definition of fair value within that framework.

The Company measures the fair value of financial instruments using a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. Each level of input has a different level of subjectivity and difficulty involved in determining fair value.

Level 1 — Inputs used to measure fair value are unadjusted quoted prices that are available in active markets for the identical assets or liabilities as of the reporting date. Therefore, determining fair value for Level 1 investments generally does not require significant judgment, and the estimation is not difficult.

Level 2 — Pricing is provided by third party sources of market information obtained through investment advisors. The Company does not adjust for or apply any additional assumptions or estimates to the pricing information received from its advisors.

Level 3 — Inputs used to measure fair value are unobservable inputs that are supported by little or no market activity and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions. The determination of fair value for Level 3 instruments involves the most management judgment and subjectivity.

The following table summarizes the Company’s financial assets measured at fair value on a recurring basis as of December 31, 2008 and 2009 and September 30, 2010 (unaudited):

	December 31, 2008
	Fair Value	Level I	Level II	Level III

Assets:
Money market funds	$1,145,161	$1,145,161	$—	$—
Liabilities:
Warrants liability	$100,021	$—	$—	$100,021

	December 31, 2009
	Fair Value	Level I	Level II	Level III

Assets:
Money market funds	$1,368,806	$1,368,806	$—	$—
Liabilities:
Warrants liability	$1,421,316	$—	$—	$1,421,316

	September 30, 2010 (Unaudited)
	Fair Value	Level I	Level II	Level III

Assets:
Money market funds	$119	$119	$—	$—
Liabilities:
Warrants liability	$1,427,503	$—	$—	$1,427,503

Casabi, Inc.

Notes to Financial Statements — (Continued)

The changes in the value of the warrants liability during the years ended December 31, 2008 and 2009 and the nine months ended September 30, 2009 and 2010 (unaudited) were as follows:

	Year Ended		Nine Months Ended
	December 31,		September 30,
	2008	2009	2009	2010
			(Unaudited)

Fair value — beginning of period	$99,526	$100,021	$100,021	$1,421,316
Issuances	—	1,417,115	1,417,115	30,256
Change in fair value	495	(95,820)	(71,865)	(24,069)

Fair value — end of period	$100,021	$1,421,316	$1,445,271	$1,427,503

The valuation of the warrants is discussed in Note 4.

Property and Equipment — Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, generally three to five years. Maintenance and repairs are expensed as incurred.

Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed — Software development costs are expensed as incurred until technological feasibility of the underlying software product is achieved. After technological feasibility is established, software development costs are capitalized until general availability of the product. Capitalized costs are then amortized on the greater of straight-line basis over the estimated product life, or the ratio of current revenue to total projected product revenue. To date, technological feasibility and general availability of such software have occurred simultaneously and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

Impairment of Long-Lived Assets — The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable by comparing the carrying amount of such assets to the estimated undiscounted future cash flows associated with them. In cases where the estimated undiscounted cash flows are less than the related carrying amount, an impairment loss is recognized for the amount by which the carrying amount exceeds the fair value of the assets. The fair value is determined based on the present value of estimated future cash flows using a discount rate commensurate with the risks involved.

Revenue Recognition — The Company recognizes revenue when all of the following conditions are satisfied: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or the service has been provided to the customer; (3) collection of the resulting receivable is reasonably assured; and (4) the fees are fixed or determinable. The Company’s arrangements do not contain general rights of return following an initial 30 day warranty period.

For certain arrangements the Company derives maintenance fees from maintenance contracts, which are generally purchased by its customers at the same time a license agreement is executed. Maintenance includes telephone and email support, and the right to receive upgrades on a when-and-if-available basis. Maintenance may generally be renewed on an annual basis. Maintenance revenue is deferred and recognized ratably over the term of the maintenance period.

For contracts that involve significant customization and implementation or consulting services that are essential to the functionality of the software, the license and services revenues are

Casabi, Inc.

Notes to Financial Statements — (Continued)

recognized using the percentage-of-completion contract method of accounting. A contract is considered complete when all significant costs have been incurred or the item has been accepted by the customer. If the arrangements include other specified software products that do not have related services requiring the application of contract accounting for which vendor specific objective evidence of fair value does not exist for the multiple products included in an arrangement, no revenue is recognized for the arrangement until the customization is completed, after which the entire arrangement fee is recognized over the remaining post contract service period.

In November 2006, the Company entered into a long-term contract with a customer requiring development of software products over a period of time which is accounted for under the completed contract method. Revenue under this contract is deferred until the development of software is completed.

In addition, the Company derived revenues from the sale of time-based licenses for a finite term, that provide the customer post-contract customer support for the term of the license. The Company recognizes revenue from these contracts ratably over the term of the license period.

The Company has not established vendor-specific objective evidence (VSOE) of fair value for any of the elements that it currently sells. For arrangements that include multiple elements, all revenue is deferred and recognized when delivery of the last element occurs if all other criteria are met or ratably if maintenance is the only undelivered element.

Research and Development — The Company expenses the cost of research and development as incurred. Research and development expenses principally consist of payroll and related costs and depreciation and amortization of equipment and software used in product development projects.

Stock-Based Compensation — The Company recognizes compensation expense for all costs related to share-based payments including stock options using a fair-value based method. The Company recognizes these compensation costs, net of an estimated forfeiture rate, and recognizes the compensation costs for only those shares expected to vest on a straight-line basis over the requisite service period of the award, which is generally the option vesting term of four years.

Warrants Liability — Freestanding warrants to purchase shares of preferred stock that are redeemable are classified as liabilities in the balance sheet at fair value. At the end of each reporting period, changes in fair value during the period are recorded as a component of other income or expense. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise of the warrants or the completion of a liquidation event at which time the liability will be reclassified as common stock and additional paid-in capital.

Income Taxes — The Company makes certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of certain tax assets and liabilities, which arise from differences in the timing of revenue and expense recognition for tax and financial statement purposes.

The Company assesses the likelihood that it will be able to recover its deferred tax assets. The Company considers all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income, and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance. As such, the Company established a full valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of the benefits of such assets. Management periodically evaluates the recoverability of the deferred tax assets and will recognize the tax benefit only as reassessment demonstrates they are realizable. At such time, if it is determined that it is more likely

Casabi, Inc.

Notes to Financial Statements — (Continued)

than not that the deferred tax assets are realizable, the valuation allowance will be reduced (see Note 7).

The Company’s income tax calculations are based on application of the respective U.S. federal and state tax laws. The Company’s tax filings, however, are subject to audit by the respective tax authorities. Accordingly, the Company recognizes tax liabilities based on its estimates of whether, and the extent to which, additional taxes will be due when such estimates are more-likely-than-not to be sustained. To the extent the final tax liabilities are different than the amounts originally accrued, the increases or decreases are recorded as income tax expense or benefit in the statements of operations. The Company has determined that there are no tax positions that meet the “more-likely-than-not” recognition threshold and therefore no adjustment or reserve has been made to the financial statements.

Comprehensive Loss — Comprehensive loss includes all changes in stockholders’ equity (deficit) during the period from non-owner sources. For the years ended December 31, 2008 and 2009, the Company’s comprehensive loss approximates net loss.

Recently Issued Accounting Pronouncements — In May 2009, the Financial Accounting Standards Board (FASB) issued Accounting Standards Codification (ASC) Topic 855, Subsequent Events. The pronouncement established general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The Company adopted this standard for the financial statements for the year ended December 31, 2009 and the adoption had no impact on the Company’s financial statements.

In June 2009, the FASB issued ASC Topic 105 (ASC 105), The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles. ASC 105 establishes the FASB Accounting Standards Codification (Codification) as the single source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. The Codification did not include any new guidance or interpretations of U.S. GAAP, but merely eliminated the previously existing hierarchy and codified previously issued standards and pronouncements into specific topic areas. The Company adopted this standard for the financial statements for the year ended December 31, 2009. The adoption had no impact to the Company’s financial statements.

In January 2010, the FASB issued Accounting Standards Update 2010-06, Fair Value Measurements and Disclosures (ASC 820): Improving Disclosures about Fair Value Measurements. This update added new requirements for disclosures about various fair value measurement categories. Additionally, this pronouncement clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. The Company has adopted this standard effective January 1, 2010 (unaudited). The adoption did not have a material impact on the Company’s financial statements.

Other recent accounting pronouncements issued did not, or are not believed by management to, have a material impact on the Company’s present or future financial statements.

Casabi, Inc.

Notes to Financial Statements — (Continued)

2.	Property and Equipment

Property and equipment, net, at December 31, 2008 and 2009 and September 30, 2010 (unaudited), consist of the following:

	December 31,		September 30,
	2008	2009	2010
			(Unaudited)

Computer equipment	$881,018	$919,325	$923,012
Software	413,348	427,620	430,200
Furniture and fixtures	45,437	68,631	68,631

Total property and equipment	1,339,803	1,415,576	1,421,843

Accumulated depreciation	(719,072)	(1,096,562)	(1,270,697)

Property and equipment, net	$620,731	$319,014	$151,146

Depreciation and amortization expense was $371,934 and $377,490 for the years ended December 31, 2008 and 2009 and $314,232 and $174,135 for the nine months ended September 30, 2009 and 2010 (unaudited), respectively.

3.	Notes Payable

The Company has the following outstanding notes payable:

	December 31,		September 30,
	2008	2009	2010
			(Unaudited)

Growth Capital Line	$3,000,000	$1,957,778	$1,631,481
Equipment Line	300,000	—	—
Other	—	—	88,000

Total	$3,300,000	$1,957,778	$1,719,481
Less: unamortized discounts	(49,756)	(16,576)	(9,555)

	$3,250,244	$1,941,202	$1,709,926

Growth Capital Line — In June 2007, the Company entered into a Loan and Security Agreement (Growth Capital Line) with a financial institution to borrow up to $4 million. The debt bears interest at prime plus 1% per annum. In connection with this agreement, the Company issued to the financial institution warrants to purchase 130,739 shares of Series B convertible redeemable preferred stock with an exercise price of $0.91786 per share. The Growth Capital Line is collateralized by substantially all of the tangible assets of the Company. Initially, the terms of the Growth Capital Line were interest only through June 2008, with monthly principal and interest payments, in the amount of $166,667, through June 2010.

In March 2009, the Company entered into a Second Amendment to the Loan and Security Agreement on the Growth Capital Line. The Second Amendment extended the maturity date to January 1, 2011 and provided for the availability of an additional cash advance to the Company, not to exceed $2,936,666, in addition to the then outstanding balance. The interest rate was adjusted to the greater of 5% or prime plus 2.75% per annum. Additional requirements of the Second Amendment were: (1) the Company must provide audited financial statements within 150 days of the fiscal year

Casabi, Inc.

Notes to Financial Statements — (Continued)

end; (2) the Company must maintain at least a balance of $4,000,000 in unrestricted cash at the financial institution; and (3) the amount of the cash cannot fall below $1,750,000 without a written term sheet or commitment for funding by investors that would provide 12 months of operating cash.

In February 2010, the Company entered into a Third Amendment to the Loan and Security Agreement on the Growth Capital Line. The Third Amendment acknowledged and waived the existing and uncured event of default that had occurred because the cash balances maintained at the financial institution were less than $1,750,000 and no additional funding had been obtained. The financial institution agreed to defer the principal payments for February through June 2010, provided that the interest payments still occur. Principal and interest payments were to resume on July 1, 2010 and would continue until the maturity date of January 1, 2011. The Company provided an additional security interest to the financial institution of the Company’s intellectual property. The Company agreed to provide evidence of additional bridge financing if the cash balances maintained at the financial institution were less than $500,000.

Equipment Line — In August 2007, in the first Amendment to the above Loan and Security Agreement, the Company obtained an Equipment Loan in the amount of $450,000, with an interest rate of prime plus 1% per annum. Terms of the loan are interest only for the first three months, (beginning December 2007) with principal ($15,000 each month) and interest payments, due over the remaining 30 months. The Equipment Loan was fully paid in April 2009 as a result of the additional cash advance provided by the Second Amendment to the Loan and Security Agreement.

As of May 31, 2010, the Company was in violation of the audited financial statement covenant. On November 30, 2010, the financial institution waived the audited financial statement covenant violation.

4.	Preferred Stock Warrants

Series C Convertible Redeemable Preferred Stock

In connection with the Series C convertible redeemable preferred stock (Series C) financing described in Note 5, the Company committed to issuing warrants to purchase 2,926,258 shares of Series C with an exercise price of $0.5126 per share to certain investors if the Company did not sell at least $7.5 million of Series C or close another preferred stock financing in the amount of at least $1.5 million within 6 months of the initial closing of Series C. As of September 2009, the Company did not meet these additional financing criteria and an issuance cost of $1,417,115 relating to the issuance of these warrants was recorded against the Series C financing. As of December 31, 2009 and September 30, 2010 (unaudited), these warrants have not been issued, however, the Company is under the obligation to issue the warrants. The fair value of the obligation to issue the warrant in the amount of $1,417,115 was recorded in the balance sheet as warrants liability and, subsequently, has been remeasured to fair value. For the nine months ended September 30, 2009 and 2010 (unaudited), the Company recognized a gain of $558 and $22,255 to other income (expense), net, respectively. For the year ended December 31, 2009, the Company recognized a gain of $3,906 to other income (expense), net.

In connection with the Third Amendment to the Loan and Security Agreement described in Note 3, the Company issued a warrant to purchase 62,427 shares of Series C with an exercise price of $0.5126 per share. This warrant is exercisable immediately and expires in 2020. The initial fair value of $30,256 was recorded as a discount to the debt and is being amortized over the remaining term of the Growth Capital Line, which matures on January 1, 2011. As the underlying preferred stock is redeemable, this warrant has been classified as a liability and, subsequently, the warrant has been

Casabi, Inc.

Notes to Financial Statements — (Continued)

remeasured to fair value. For the nine months ended September 30, 2010 (unaudited), the Company recognized a gain of $376 to other income (expense), net.

The Company determined the fair value of the Series C warrants as of December 31, 2009 and September 30, 2010 (unaudited) and using the Black-Scholes option-pricing model with the following assumptions:

	December 31,	September 30,
	2009	2010
		(Unaudited)

Dividend rate	0%	0%
Risk-free rate	3.85%	2.53%
Expected term (in years)	9.72	8.98
Expected volatility	116%	116%

As of December 31, 2009 and September 30, 2010 (unaudited), the Series C warrants had not been exercised and were still outstanding.

Series B Convertible Redeemable Preferred Stock

In connection with the Growth Capital Line described in Note 3, the Company issued a warrant to purchase 130,739 shares of Series B convertible redeemable preferred stock (Series B) with an exercise price of $0.9179 per share. This warrant is exercisable immediately and expires in 2014. The initial fair value of $99,526 was recorded as a discount to the debt and is being amortized over the term of the Growth Capital Line. As the underlying preferred stock is redeemable, this warrant has been classified as a liability, and subsequently, remeasured to fair value. For the nine months ended September 30, 2009 and 2010 (unaudited), the Company recognized a gain of $68,936 and $1,438 to other income (expense), net, respectively. For the years ended December 31, 2008 and 2009, the Company recognized a charge of $495 and a gain of $91,914 to other income (expense), net, respectively.

The Company determined the fair value of the Series B warrants as of December 31, 2008 and 2009 and September 30, 2010 (unaudited) using the Black-Scholes option-pricing model with the following assumptions:

	December 31,		September 30,
	2008	2009	2010
			(Unaudited)

Dividend rate	0%	0%	0%
Risk-free rate	1.55%	2.69%	1.27%
Expected term (in years)	5.46	4.46	3.71
Expected volatility	116%	116%	116%

As of December 31, 2009 and September 30, 2010 (unaudited), the Series B warrants had not been exercised and were still outstanding.

Series A Convertible Preferred Stock

In 2006, the Company issued warrants to purchase 84,348 shares of Series A convertible preferred stock (Series A) with an exercise price of $0.91786 and expiration date of 2013. As of

Casabi, Inc.

Notes to Financial Statements — (Continued)

December 31, 2008 and 2009 and September 30, 2010 (unaudited), the Series A warrants had not been exercised and were still outstanding.

5.	Preferred Stock

In March 2009, the Company issued 11,705,032 shares of Series C to existing stockholders for $0.5126 per share and received total consideration of $6.0 million less issuance costs of $111,532. Simultaneously, an investor transferred 1,463,949 shares of Series A and 1,822,917 shares of Series B to the Company in accordance with a negotiated dilution agreement. As such, the original aggregate purchase price of these shares has been reclassified to additional paid-in capital.

The significant terms of the Series A, Series B and Series C as of December 31, 2009 and September 30, 2010 (unaudited), are as follows:

Conversion — The holder of each share of preferred stock has the option to convert each share into such number of fully paid and non-assessable shares of common stock at any time, after the date of issuance, as is determined by dividing the issue price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to those shares) by the conversion price applicable to each share in effect on the date the certificate is surrendered for conversion. The conversion prices for the Series A, Series B and Series C preferred stock (collectively, “Preferred Stock”) are $0.71134, $0.91786, and $0.51260, respectively. Each share of Series A, Series B and Series C preferred stock shall automatically be converted into shares of common stock at the then-effective conversion price, respectively, upon the earlier of the date specified by vote or written consent of agreement of holders of at least 70% of the outstanding shares of Series A, Series B and Series C preferred stock, voting together as a single class, or immediately upon the closing of the sale of the Company’s common stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933 that results in gross proceeds of not less than $25,000,000 and the public offering price is based on a valuation of the Company of at least $150,000,000 on a fully diluted basis.

•	Special Mandatory Conversion — If the Company consummates a financing pursuant to which the holders of the Series C are entitled to exercise the right of first offer described in the Second Amended and Restated Investors’ Rights Agreement dated March 18, 2009, and the holders of the Series C do not acquire their pro rata share of the financing, then the Series C stock held by the non-participating holders will automatically convert to common stock at the conversion price.

Voting — The Series A, Series B and Series C preferred stockholders shall be entitled to the number of votes equal to the number of shares of common stock into which such shares could be converted when voting other than for directors. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number. With respect to the election of members of the Board of Directors, one director may be elected by both the holders of the Series A and the Series B preferred stock with each class voting as a single class. One director may be elected by the holders of common stock voting together as a single class. Two directors may be elected by the holders of the Preferred Stock and common stock voting together.

Dividends — Holders of convertible preferred stock are entitled to receive cash dividends at the rate of $0.0569072 per Series A, $0.0734288 per Series B and $0.0410080 per Series C, on each outstanding share in preference to any amounts paid to the common shareholders (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect

Casabi, Inc.

Notes to Financial Statements — (Continued)

to those shares). Such dividends shall be payable only when, as and if declared by the Board of Directors, and shall be noncumulative. No dividends have been declared to date. The holders of the outstanding shares of Series A can waive any dividend preference upon the consent of at least 50% of the holders of the shares. The holders of the Series B and C outstanding shares can also waive any dividend preference by vote of at least 70% of the holders of the shares.

Liquidation Preferences — In the event of a liquidation, dissolution, winding up or change of control of the Company, holders of Series C are entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Series A and Series B and common stock, the amount of the product of $0.7680 per share of Series C, adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to those shares, plus all declared but unpaid dividends on each such share then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series C shall be insufficient to permit the payment to such holders, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series C.

After payment has been made to the holders of Series C, the holders of Series B shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Series A and common stock by reason of their ownership thereof, the amount of $0.91786 per share of Series B then held by them, adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to those shares, plus all declared but unpaid dividends on each such share then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series B shall be insufficient to permit the payment to such holders, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series B.

After payment has been made to the holders of Series C and Series B, the holders of Series A shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the common stock by reason of their ownership thereof, the amount of $0.71134 per share of Series A then held by them, adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to those shares, plus all declared but unpaid dividends on each such share then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series A shall be insufficient to permit the payment to such holders, then the remaining entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A.

After payment to the holders of Series A, Series B and Series C, the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed among the holders of the Series B and common stock based on the number of shares of common stock held by each holder of the common stock (on an as-converted to common stock basis); provided, however, that at such time as a holder of Series B has received an aggregate amount equal to $1.37679 per share of Series B (including any amounts received above and subject to adjustment for any stock dividends, combinations or splits with respect to such shares), such holder shall cease its participation as a holder of Series B in any further distribution hereunder.

Redemption — The holders of at least 70% of the Series B and Series C, voting together as a single class, may require the Company to redeem all of the Series B and Series C in two equal annual installments starting on the date that is 60 months after the original issuance date of the Series B and Series C. The Company shall pay cash in exchange for the Series B to be

Casabi, Inc.

Notes to Financial Statements — (Continued)

redeemed at a sum equal to the original issue price per share, plus an amount equal to 8% of the original issue price compounded annually from February 15, 2007, through the date of the redemption request. The Company shall pay cash in exchange for the Series C to be redeemed at a sum equal to the original issue price per share, plus an amount equal to 8% of the original issue price compounded annually from March 18, 2009, through the date of the redemption request.

6.	Common Stock

2005 Stock Option Plan — Under the Company’s 2005 Stock Option Plan (“the Plan”), 2,389,855 shares of common stock have been authorized for issuance to employees, advisory board members, or service providers. An additional 2,200,000 and 2,420,000 shares of common stock have been authorized for issuance to employees, advisory board members, or service providers in February 2007 and March 2009, respectively, bringing the total to 7,009,855. Options may be incentive or nonstatutory stock options. Incentive stock options are granted only to employees to purchase shares at not less than fair value at date of grant, and nonstatutory stock options are granted to advisory board members or service providers to purchase shares at not less than 85% of fair value at date of grant. If the optionee, at the time the option is granted, owns more than 10% of the total combined voting rights of all classes of stock of the Company, the optionee can purchase shares at not less than 110% of the fair value at date of grant. Incentive and nonstatutory stock options vest over the period as determined by the Board of Directors, generally four years, and are documented in writing through an option agreement with the optionee. If unexercised, options granted to employees and advisory board members will expire upon the earlier of 10 years and one day from the date of grant or three months after termination as an employee or service provider of the Company.

The Company is required to estimate the fair value of share-based payment awards on the date of the grant using an option-pricing model. The Company currently uses the Black-Scholes option-pricing model to estimate the fair value of share-based payments. The weighted-average fair value of stock options granted to employees during the years ended December 31, 2008 and 2009, was $0.03 and $0.05 per share, respectively, and $0.03 per share for the nine months ended September 30, 2009 (unaudited). There were no option grants during the nine months ended September 30, 2010 (unaudited). The model requires management to make a number of assumptions including expected volatility, expected life, risk-free interest rate and expected dividends. The fair values were estimated on the grant dates with the following assumptions:

	Year Ended		Nine Months Ended
	December 31,		September 30,
	2008	2009	2009	2010
			(Unaudited)

Dividend rate	0%	0%	0%	N/A
Risk-free interest rate	3.24%	3.15%	3.15%	N/A
Expected term (in years)	6.25	6.25	6.25	N/A
Expected volatility	116%	116%	116%	N/A

Expected Term — The expected term represents the period that the Company’s stock-based awards are expected to be outstanding. For option grants that are considered to be “plain vanilla”, the Company used the simplified method to determine the expected term as provided by the Securities and Exchange Commission. The simplified method is calculated as the average of the time-to-vesting and the contractual life of the options. For other option grants, the expected term is derived from

Casabi, Inc.

Notes to Financial Statements — (Continued)

historical data on employee exercises and post-vesting employment termination behavior taking into account the contractual life of the award.

Risk-Free Interest Rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the option’s expected term.

Expected Volatility — The expected volatility was calculated based on the average historical volatilities of a group of publicly traded peer companies determined by management.

Dividend Rate — The expected dividend yield was zero, as the Company has never paid dividends and does not anticipate paying a dividend within the relevant time frame.

The Company is required to estimate potential forfeitures of stock grants and adjust stock-based compensation expense accordingly. The estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized in the period of change and will also impact the amount of stock-based compensation expense to be recognized in future periods.

The Company recognized stock-based compensation expense for employees as follows:

	Year Ended		Nine Months Ended
	December 31,		September 30,
	2008	2009	2009	2010
			(Unaudited)

Research and development	$21,806	$27,246	$20,443	$14,749
Sales and marketing	6,032	1,863	1,397	—
General and administrative	34,530	28,330	21,247	15,377

	$62,368	$57,439	$43,087	$30,126

Stock-based compensation to nonemployees are recorded at the estimated fair value using the Black-Scholes option-pricing model on each measurement date. The value of the equity instrument is charged to results of operations and are re-measured at each reporting period until they are earned. These charges have not been material to any period presented.

Casabi, Inc.

Notes to Financial Statements — (Continued)

Stock option activity under the Plan during the years ended December 31, 2008 and 2009 and the nine months ended September 30, 2010 (unaudited), was as follows:

			Weighted-	Weighted-
	Shares	Number of	Average	Average
	Available for	Stock Options	Exercise	Contractual
	Grant	Outstanding	Price	Term

Balances, December 31, 2007	1,531,991	3,006,989	$0.13
Granted	(840,502)	840,502	0.07
Exercised	—	(30,458)	0.08
Cancelled	456,642	(456,642)	0.19

Balances, December 31, 2008	1,148,131	3,360,391	0.11	8.3
Additional shares authorized	2,420,000	—
Granted	(1,539,458)	1,539,458	0.04

Balances, December 31, 2009	2,028,673	4,899,849	0.09	8.0
Cancelled (unaudited)	832,764	(832,764)	0.13

Balances September 30, 2010 (unaudited )	2,861,437	4,067,085	$0.08	7.1

Vested and expected to vest at
December 31, 2009		3,957,651	$0.10	7.8

Vested and exercisable at
December 31, 2009		2,355,617	$0.12	7.0

The remaining unamortized stock-based compensation expense for all employee stock options was $70,669, net of estimated forfeitures, at December 31, 2009, and will be amortized over a weighted average remaining period of 2.6 years.

The information about stock options outstanding and exercisable as of December 31, 2009, by exercise price is as follows:

	Options Outstanding			Options Exercisable
		Weighted-			Weighted-
		Average	Weighted-		Average	Weighted-
		Remaining	Average		Remaining	Average
Exercise	Options	Contractual	Exercise	Options	Contractual	Exercise
Price	Outstanding	Life (years)	Price	Exercisable	Life (Years)	Price

$0.07	247,500	6.1	$0.07	245,500	6.0	$0.07
$0.08	3,074,458	8.1	$0.08	1,322,417	6.8	$0.08
$0.21	1,577,891	7.9	$0.21	787,700	7.7	$0.21

	4,899,849	8.0	$0.09	2,355,617	7.0	$0.12

Casabi, Inc.

Notes to Financial Statements — (Continued)

Common Stock — At December 31, 2009 and 2008 and September 30, 2010 (unaudited), the Company has reserved shares of its common stock for future issuance as follows:

	December 31,		September 30,
	2008	2009	2010
			(Unaudited)

Conversion of preferred stock	18,626,795	26,881,827	26,881,827
Options outstanding under stock option plan	3,360,391	4,899,849	4,067,085
Options available for grant under stock option plan	1,148,131	2,028,673	2,861,437
Outstanding preferred stock warrants	215,087	215,087	277,514

	23,350,404	34,025,436	34,087,863

7.	Income Taxes

The tax effects of temporary differences and carryforwards which gave rise to significant portions of deferred tax assets are as follows:

	December 31,
	2008	2009

Net operating loss carryforwards	$6,306,000	$8,924,000
Research and development credits	510,000	840,000
Accruals and reserves	949,000	663,000
Other	43,000	44,000

Gross deferred tax assets	7,808,000	10,471,000
Valuation allowance	(7,808,000)	(10,471,000)

Net deferred tax assets	$—	$—

As of December 31, 2009, the Company had approximately $22,730,000 and $20,490,000 of federal and state net operating loss carryforwards available to offset future taxable income. Federal and state net operating loss carryforwards expires in varying amounts beginning in 2024 and 2014, respectively.

As of December 31, 2009, the Company had credit carryforwards of approximately $538,000 and $582,000 available to reduce future taxable income, if any, for both federal and state income tax purposes, respectively. The federal credit carryforwards expire beginning in 2027, and the state credits have no expiration date.

Management establishes a valuation allowance for those deductible temporary differences when it is more likely than not that the benefit of such deferred tax assets will not be recognized. The ultimate realization of deferred tax assets is dependent upon the Company’s ability to generate taxable income during the periods in which the temporary differences become deductible. Management considers the historical level of taxable income, projections for future taxable income, and tax planning strategies in making this assessment. Management’s assessment in the near term is subject to change if estimates of future taxable income during the carryforward period are reduced.

Management believes that, based on a number of factors, it is more likely than not that the deferred tax assets will not be utilized, and accordingly a full valuation allowance has been recorded.

Casabi, Inc.

Notes to Financial Statements — (Continued)

The valuation allowance increased by $3,268,000 and $2,663,000 for the years ended December 31, 2008 and 2009, respectively.

Utilization of the Company’s net operating loss carryforwards and credits may be subject to an annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

Effective January 1, 2009, the Company adopted the FASB interpretation on accounting for uncertainties in income taxes. This interpretation prescribes a comprehensive model for the recognition, measurement, presentation and disclosure in financial statements of any uncertain tax positions that have been taken or expected to be taken on a tax return. The cumulative effect of adopting this interpretation resulted in no adjustment to accumulated deficit as of January 1, 2009. No liability related to uncertain tax positions is recorded on the financial statements. It is the Company’s policy to include penalties and interest expense related to income taxes as a component of other expense and interest expense, respectively, as necessary.

The Company’s tax years 2004-2009 will remain open for examination by the federal and state authorities for three and four years, respectively, from the date of utilization of any net operating loss credits.

8.	Commitments And Contingencies

Leases — The Company sub-leases its facilities under an agreement that expires in June 2011. Rent expense for the years ended December 31, 2008 and 2009 were $198,405 and $162,250, respectively. The aggregate minimum payment on this lease during the years ended December 31, 2010 and 2011 is $120,000 and $60,000, respectively.

As of December 31, 2009, the future minimum lease payments for the Company’s other operating leases are as follows:

Future Minimum
Year Ended December 31,	Lease Payments

2010	$3,988
2011	$1,995

Indemnification — The Company has agreed to indemnify its directors and executive officers for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by them in any action or proceeding to which any of them is, or is threatened to be, made a party by reason of his or her service as a director or officer. This indemnification includes any action by the Company, arising out of his or her services as the Company’s director or officer or his or her services provided to any other company or enterprise at the Company’s request. Historically, the Company has not been required to make payments under this indemnification and the Company has recorded no liabilities for this type of obligation.

The Company provides its customers general indemnification under its proprietary software arrangements. Under these arrangements, the Company generally states that it will defend and pay damages, at its own expense, to its customers for any claim for a third party asserting a patent, copyright, or trade secret violation. To date, the Company has not incurred any costs related to these indemnifications.

Casabi, Inc.

Notes to Financial Statements — (Continued)

9.	Employee Benefit Plan

The Company has a 401(k) defined contribution plan covering substantially all employees of the Company. As allowed under Section 401(k) of the Internal Revenue Code, the plan provides tax deferred salary deductions for eligible employees.

Eligible employees may contribute up to the maximum amount set periodically by the Internal Revenue Service. The plan also allows for discretionary employer contributions. The Company did not contribute for the years ended December 31, 2008 and 2009 or for the nine months ended September 30, 2009 and 2010 (unaudited).

10.	Subsequent Events

In June and July 2010, the Company issued $500,000 in promissory notes to current investors. These notes carry an 8% interest rate per annum and were due at September 30, 2010. At the maturity date, the Company must pay an additional $250,000, which is recorded as accrued interest under other accrued liabilities at September 30, 2010.

On October 27, 2010, the Company sold substantially all of its assets to BroadSoft, Inc. The total estimated acquisition price of $1,895,589 includes cash of $1,738,127 for repayment of notes payable and other liabilities and $157,462 in the cancellation of indebtedness from BroadSoft, Inc. No adjustments have been made to the December 31, 2009 or September 30, 2010 (unaudited) financial statements to reflect the impact of the sale of Company assets.

The Company has evaluated all events occurring subsequent to December 31, 2009 through December 11, 2010, which is the financial statement issuance date, and, with the exception of such items noted above, nothing has occurred outside the normal course of our business operations.